EXHIBIT 3.2

From: 3039886954 Page: 2/6 Received by: NV Secretary of State Date: 2/14/2014 11:05:15 AM

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	**20140110502-16** Filing Date and Time **02/14/2014 11:05 AM** Entity Number **C28390-2004**

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

TagLikeMe Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

2,000,000 shares of Series A Preferred Stock are authorized and established in accordance with Exhibit A attached hereto regarding Designation of Series A Preferred Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X ______________________________
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

DESIGNATION OF SERIES A PREFERRED STOCK

SECTION 1. DESIGNATION OF SERIES A PREFERRED STOCK

The shares of the series of preferred stock created and authorized by this Designation shall be designated “Series A Redeemable Convertible Preferred Stock” (the “Series A Preferred Stock”). The total number of authorized shares constituting the Series A Preferred Stock shall be Two Million (2,000,000) shares. The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of preferred stock authorized under the Articles, less all shares at the time authorized of any other series of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series A Preferred Stock. The stated face value of the Series A Preferred Stock shall be $4.00 per share. Shares of the Series A Preferred Stock shall be dated the date of issue.

SECTION 2. DIVIDEND RIGHTS

2.1 Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for such purpose, cash dividends (“Dividends”).

2.2 Restrictions on Dividends, Distributions. So long as any Series A Preferred Stock shall remain outstanding, (i) no dividends whatsoever shall be declared or paid upon, nor shall any distribution be made upon, any shares of any other class of stock of the Corporation, other than a dividend or distribution payable in Common Stock, and (ii) no shares of any class of stock of the Corporation shall be redeemed by the Corporation or purchased or otherwise acquired by the Corporation or any Affiliate thereof, unless the Corporation is current with the dividends set forth in paragraph 2.1. In addition, if at any time there shall be any accrued and unpaid Dividends on any shares of Series A Preferred Stock then outstanding, no dividends whatsoever of any kind may be declared or paid upon, nor shall any distribution of any kind be made upon, any share of any class of stock of the Corporation other than the Series A Preferred Stock. For the purposes of this Section 1, the term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person but shall exclude any Person which is an institution and which might be deemed to be such an Affiliate solely by reason of its ownership of the Series A Preferred Stock or any other securities originally issued and sold to the initial purchaser of the Series A Preferred Stock or issued upon conversion of any of such securities, or by reason of its benefiting from any agreements or covenants of the Corporation entered into in connection with the issue and sale of any of such securities, and “Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

SECTION 3. LIQUIDATION RIGHTS AND RIGHTS ON DISSOLUTION

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of any other class of stock of the Corporation, to any and all mineral rights.

SECTION 4. VOTING RIGHTS

Except as otherwise provided by law and this Certificate of Incorporation, the holders of the Series A Preferred Stock shall have the right to vote on any matter to be voted on by the stockholders of the Corporation (including any election or removal of the directors of the Corporation) and including to the extent specifically required by Nevada law. The voting rights of all then issued and outstanding shares of Series A Preferred Stock shall equal two times the voting rights of the then total issued and outstanding shares of common stock. Each holder of Series A Preferred Stock shall have that number of votes based on the percentage of equity holdings of the Series A Preferred Stock.

SECTION 5. PREFERRED RESTRICTIONS

The Corporation will not take any action forbidden by this paragraph without the prior consent (in addition to any other vote or consent required by law) of the holders of the outstanding shares of Series A Preferred Stock (or such higher percentage as may be required by law or by specific provisions of this Certificate of Incorporation), voting as a class in person or by proxy given in writing or at a special meeting called for the purpose.

SECTION 6. CONVERSION RIGHTS.

6.1 Conversion of Series A Preferred Stock Into Common Stock.

(a) Each share of Series A Preferred Stock shall be convertible, at any time, and/or from time to time, into the number of shares of the Corporation’s Common Stock, par value $0.001 per share, equal to the price of the Series A Preferred Stock, divided by the par value of the Common Stock, subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”). For example, assuming a $4.00 price per share of Series A Preferred Stock, and a par value of $0.001 per share for Common Stock, each share of Series A Preferred Stock would be convertible into 4,000 shares of Common Stock. Such conversion shall be deemed to be effective on the business day (the “Conversion Date”) following the receipt by the Corporation of written notice from the holder of the Series A Preferred Stock of the holder’s intention to convert the shares of Series A Stock, together with the holder’s stock certificate or certificates evidencing the Series A Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series A Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series A Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series A Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series A Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 45 days of receipt of a conversion notice from any holder of shares of Series A Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series C submitting such conversion notice.

(d) Shares of Series A Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established prior to the reverse split. The conversion rate of shares of Series A Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

SECTION 7. REDEMPTION RIGHTS

The Corporation may redeem the Series A Preferred Stock at $0.001 per share by providing a five day written notice to the shareholders of the Series A Preferred Stock. In the event the Corporation provides the Notice of Redemption, the holders of record of the Series A Preferred Stock will have five business days from date of Notice of Redemption to exercise their conversion rights in accordance with Section 5 above.